                                                                    EXHIBIT 99.6

                            STATEMENT OF POSITION OF
                       THE OFFICIAL COMMITTEE OF UNSECURED
                      CREDITORS OF KITTY HAWK, INC. ET AL.

                                A. The Committee
                                   -------------

         On May 15, 2000, the Office of the United States Trustee filed a Notice of Appointment appointing seven creditors to serve as members of the Official Unsecured Creditors' Committee (the "Committee") of Kitty Hawk, Inc. ("Kitty Hawk") and its subsidiaries, Kitty Hawk Aircargo, Inc., Kitty Hawk Charters, Inc., Kitty Hawk International, Inc., Kitty Hawk Cargo, Inc., Aircraft Leasing, Inc., American International Travel, Inc., Flight One Logistics, Inc., Longhorn Solutions, Inc., and OK Turbines, Inc. Kitty Hawk and its subsidiaries are referred to herein as the "Debtors."

         The seven creditors appointed to serve on the Committee are:

         Avfuel Corporation
         BF Goodrich Aerospace Component & Repair
         Cherry Air
         Chevron Corporation
         HEICO Corporation
         Mercury Air Group, Inc.
         Zantop International Airlines. Inc.

         The law firm of Forshey & Prostok, LLP represented the Committee from May 11, 2000 until September 15, 2000, when the Committee asked Forshey & Prostok to withdraw and selected the law firm Verner, Liipfert, Bernhard, McPherson & Hand, Charted ("Verner Liipfert"). Verner Liipfert represented the Committee from September 22, 2000 until November 15, 2001, when the attorneys representing the Committee left Verner Liipfert and joined the firm of Diamond McCarthy Taylor & Finley, L.L.P ("Diamond McCarthy"). Diamond McCarthy has represented the Committee since November 16, 2001. The Committee's financial advisors are Jay Alix & Associates.

         The Committee's duties on behalf of unsecured creditors have been to:
(1) provide oversight of the Debtors' actions during the bankruptcy; (2) investigate the acts, conduct, assets, liabilities and financial condition of Debtors and other parties in interest in these cases; (3) monitor the operation of the Debtors' business and the desirability of the continuance of such business; (4) request, if necessary, the appointment of a trustee or examiner;
(5) participate with the Debtors in the formulation of a plan of reorganization;
(6) provide recommendations to unsecured creditors on any proposed plan of reorganization.

                            B. The Proposed Treatment
                               ----------------------

         THE COMMITTEE BELIEVES THAT THE PLAN AND THE SETTLEMENT WITH THE NOTEHOLDERS EMBODIED THEREIN IS IN THE BEST INTEREST OF THE GENERAL UNSECURED CREDITORS AND RECOMMENDS THAT ALL GENERAL UNSECURED CREDITORS VOTE TO APPROVE THE PLAN.

         In October 2000 and May 2001, the Debtors attempted to proceed with Plans of Reorganization. In both cases, citing changes in economic conditions, the Debtors suspended their efforts to seek confirmation of the Plans.

         On May 10, 2002, the Debtors filed an Amended Joint Plan of Reorganization (the "Amended Plan"). The Amended Plan provides for a settlement of the Noteholders' Adequate Protection Claim in exchange for a cash payment of $28 million and 80% of the New Common Stock. In addition, the Reorganized Debtors will enter into an Aircraft Use Agreement that will provide for the continued use of certain aircraft that is the collateral for the Noteholder obligations. The general unsecured creditors (excluding any unsecured deficiency claims of the Noteholders) will receive 14% of the New Common Stock of the Reorganized Debtors and release of claims arising under Sections 544 and 551 of the Bankruptcy Code ("Avoidance Claims"). Prior to the May 1, 2002 deadline for the Avoidance Claims, the Debtors filed protective adversary proceedings against a number of creditors who received payments in the 90 days before the petition date. If the Amended Plan is confirmed, the Debtors will dismiss these complaints on the Effective Date.

        C. Necessity for Settlement of Certain Administrative Claims for
           ------------------------------------------------------------
                    Confirmation of a Plan of Reorganization
                    ----------------------------------------

         As a general rule, in order to confirm a Plan of Reorganization, the Amended Plan must provide for the payment or settlement of Priority and Administrative claims before distributions are made to junior unsecured creditors.

         As described in the Disclosure Statement, as secured creditors, the Noteholders had the right to seek and receive adequate protection of their collateral. As a general premise, if a party requests and secures a Court order granting adequate protection and the adequate protection fails to compensate it for the decline in the value of its collateral, the secured party has a Superpriority Administrative Expense Claim for the failure of the adequate protection. Four Debtors (Kitty Hawk, Inc., Kitty Hawk Aircargo, Inc., Kitty Hawk Cargo, Inc., and Aircraft Leasing, Inc.) have agree that the Noteholders' 727 collateral has declined in value by $45 million and that the Noteholders have not received payment to compensate them for this decline in value. Consequently, the Noteholders have asserted that they have a Superpriority Administrative Expense Claim against certain Debtors totaling $45 million. The Amended Plan provides for a settlement of the Noteholders Adequate Protection Claim in exchange for a cash payment of $28 million and 80% of the New Common Stock. Absent a settlement of the Noteholders' Adequate Protection Claim, confirmation of a plan of reorganization over the objection of the Noteholders' would be extremely difficult. Furthermore, given the size of the Noteholders' Adequate Protection Claim, confirmation of any alternative plan over the objection of the Noteholders would also be extremely difficult. Consequently, absent a settlement with the Noteholders as well as other administrative claimants, the successful confirmation of any plan of reorganization other than a liquidating plan would be remote.

                     D. Range of Values of the Distributions
                        ------------------------------------

         The treatment of general unsecured creditors under the Amended Plan contemplates distributing 14% of the stock of the reorganized entity to general unsecured creditors on a pro-rata basis based upon claims. Assuming a value of the reorganized Kitty Hawk of $12.9 million and a general unsecured creditor class of $107 million, which are the amounts reflected in the Disclosure Statement, the expected recovery under the Amended Plan would be approximately 1.7%.

         The Debtors' current estimate is that allowed general unsecured claims total $107 million. The $107 million estimate assumes that Kitty Hawk will be successful in disallowing or otherwise resolving several large claims.1 The Amended Plan provides that Reorganized Debtors have until 120 days after the Effective Date of the Amended Plan to file objections to claims. Accordingly, the actual amount of allowed unsecured claims is not yet determinable.

         The table attached hereto as Exhibit 1 shows potential distributions to creditors given various valuation assumptions.

         The Committee believes the release of Chapter 5 causes of action against unsecured creditors is an important benefit to general unsecured creditors. The Debtors' Statements of Financial Affairs list approximately 2,542 payments totaling over $218,199,566.32 to creditors within the 90 days immediately before the petition date. If not settled and released as part of the Plan, the recipients of these payments risk being sued by the Reorganized Debtors to recover the amounts paid as preferences under section 547 of the Bankruptcy Code. Among these payments are payments to certain members of the
Committee:

         Avfuel Corporation                               $  5,849,333.69
         BF Goodrich Aerospace Component & Repair         $  1,150,509.89
         Cherry Air                                       $  1,728,393.56
         Chevron Corporation                              $ 11,184,955.25
         Mercury Air Group, Inc.                          $ 10,190,407.74
         Zantop International Airlines, Inc.              $    301,733.56

         If not for the global settlement among the Noteholders, the Committee and the Debtors, the Debtors may seek to recapture certain pre-petition payments as preference payments. The proceeds from the recovery of these preference payments would then be distributed pro rata to the unsecured creditors, with the majority of the proceeds expected to be allocated to satisfy the Noteholders' deficiency claim. To assure that unsecured creditors who are receiving stock are not then subjected to suits to recover actual dollars, the Committee negotiated the releases to maximize the value of the distribution to all unsecured creditors. If not for the inclusion of this provision, unsecured creditors faced substantial risk of being sued and the money recovered going to constituencies other than the unsecured creditors on a pro rata basis.

                         E. Consequences of Liquidation
                            ---------------------------

         As disclosed in the Disclosure Statement, if the Plan is not confirmed, it is likely that the Debtors' Chapter 11 cases would be converted to cases under Chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. The

------------------
/1 /It is possible, but not probable, that these claims would be allowed. If so, the unsecured creditor class could exceed $200 million.

Debtors prepared the liquidation analysis assuming an orderly liquidation of the Debtors in Chapter 7.

         Utilizing the expected proceeds outlined by the Debtors in Appendix "B" to the Disclosure Statement, the average recovery to certain creditors would be approximately .2%, assuming a creditor class of approximately $107 million. These potential distributions reflected in the liquidation analysis assume that the Debtors and general unsecured creditors are unsuccessful in limiting the Noteholders' subsidiary guarantees. In reviewing the liquidation analysis, the projected net proceeds from liquidation may be understated due to the fact that the Debtors have assigned no value to the Termination of Convenience Claim against the U.S. Postal Service. In addition, the administrative expenses may be understated due to the omission of Chapter 7 administrative claims.

                 F. Risks Unsecured Creditors Should Know About
                    -------------------------------------------

         There are significant risks to general unsecured creditors associated with the Amended Plan. Where in the past, Kitty Hawk's operations were focused upon three separate and distinct business activities that consisted of Scheduled Freight Operations, Postal Operations, and ACMI Services, their current plan contemplates a single business enterprise focusing on Scheduled Freight Operations that is supplemented by the U.S. Postal Service Peak Season contracts. There are significant risks and uncertainties associated with the Scheduled Freight Operations and the U.S. Postal Service Peak Season contracts. If Kitty Hawk were to encounter the negative consequences of these risks, the impact upon the profitability and value of the reorganized entity would be significant.

Scheduled Freight
-----------------

         Scheduled freight operations are seasonal in nature with a majority of the activity conducted in the second half of the year. Consequently, Kitty Hawk historically experiences its lowest volumes during the first three months of the year with volumes building thereafter. However, post-petition, Kitty Hawk has seen its overnight volumes erode from volumes of 1.1 million lbs. per night in the fall of 2000 to approximately 625,000 lbs. per night in April 2002. Kitty Hawk attributes the shrinking volumes to the depressed state of the air cargo industry that has been affected by general economic conditions.

         It is unclear when the air cargo industry will begin seeing increases in demand and return to levels experienced in 2000. Recent operating results suggest that the rebound may be slower than expected. If volumes remain at current levels and the current cost structure remains in place, the Debtors' ability to reorganize and remain a going concern is in doubt.

US Postal Service ("USPS")
--------------------------

         In January 2001, the USPS and Federal Express Corporation ("FedEx") announced an agreement with FedEx to provide airfreight service to the USPS. As the result of this agreement and other cost reduction efforts contemplated by the USPS, the USPS terminated the W-Net contract effective August 2001. As a result of the early termination of the contract, Kitty Hawk may be entitled to a "termination for convenience" claim. The Debtors have reached a settlement of this "termination for convenience" claim for approximately $31 million. However, the settlement of this claim is contingent upon the Debtors' successful emergence from bankruptcy. In the event confirmation of a plan is not successful and the cases proceed to a liquidation, the Debtors believe that the settlement offer would dissipate and the claim would need to be litigated with the U.S. Postal Service. Given the time, costs, and uncertainties with respect to the litigation of this claim, the Debtors have not assigned any value to this claim in the Chapter 7 liquidation analysis reflected as Exhibit "B" to the disclosure statement. In addition to the USPS contract discussed above, Kitty Hawk has historically been awarded contracts to provide peak season charters for the USPS. These contracts, often referred to as the C-Net contracts, are generally submitted in the summer of each year and awarded in August of the same year. Kitty Hawk has been providing services to the USPS under the C-NET contracts since 1996. The C-NET contracts are extremely profitable contracts for Kitty Hawk and are projected to contribute approximately $4.6 million to EBITDA annually. The loss of these contracts could have a material adverse effect on the projected profitability and overall value of Kitty Hawk. Given the valuation assumptions outlined in the Disclosure Statement, the loss of the C-NET contract could negatively affect the value of the reorganized Kitty Hawk by approximately $8 - 10 million.

Other Significant Risk Factors
------------------------------

         The Amended Plan and Disclosure Statement indicate that the sources of funds immediately available to fund the necessary expenditures on the Effective Date may not be sufficient. However, there exist certain contingent sources of funds that are dependent upon the sale of assets or settlement of claims that can be used to fund any deficiency. However, if at confirmation, it is determined that that the Debtors do not have sufficient liquidity to settle necessary administrative and priority claims, confirmation of the plan will be unlikely.

         The Amended Plan and Disclosure Statement also reveals that upon the Effective Date, the Debtors will have negative working capital with limited ability to generate additional work capital through extension of credit or asset sales. If the Reorganized Debtor were to incur significant losses post confirmation, the ability of the Reorganized Debtor to fund these losses and remain a going concern would be in doubt.

         Furthermore, the success of the Reorganized Debtor is largely dependent upon retention of the U.S. Postal Service Peak Season contracts. The Disclosure statement reveals that the Reorganized Debtor may not have enough availability under the contemplated working capital facility to fund the working capital requirements of the Peak Season contracts. Consequently, the debtors would need to find alternative funding sources. If the Reorganized Debtors were unable to successfully secure supplemental financing, their ability to perform the peak season contracts would be seriously impaired. The inability of the Reorganized Debtors to perform the peak season contracts would have a material adverse effect on operations.

         In spite of the risks described above, the Committee believes that the Plan and the proposed settlement with the Noteholders provide the best recovery to general unsecured creditors as a whole. For these reasons, YOUR COMMITTEE URGES YOU TO APPROVE THE AMENDED PLAN PROPOSED BY THE DEBTORS.
             -------

         If you have any questions regarding the Plan or the Committee's position, please call either of the Co-Chairmen of the Committee, Wayne J. Lovett at (310) 577-8769, or James M. Zantop at (734) 941-8900.

Signed:                                        Signed:


   /s/ Wayne J. Lovett                              /s/ James M. Zantop
-----------------------------------            ---------------------------------
Wayne J. Lovett                                James M. Zantop
Co-Chairman of the Committee                   Co-Chairman of the Committee

                            Kitty Hawk, Inc., et al.
                            -----------------------
     Summary of Potential Distributions to General Unsecured Trade Creditors
                                 (In Thousands)

                                                  (1)                                    (2)
                           -------------------------------------------------  -------------------------

                                                                                   Unsecured Trade
                                                                              Creditors In Liquidation
                                                                              -------------------------

                                                                Net Amount
                           Estimated    Estimated              Available for
                             Senior     General    Estimated      General
                             Secured   Unsecured    General      Unsecured    Estimated $  Estimated %
                           Noteholder    Trade     Unsecured       Trade      Recovery of  Recovery of
                           Deficiency    Claims     Claims       Creditors        Claim       Claim
                           ---------------------------------  --------------  -------------------------
Kitty Hawk, Inc.           $ 250,000   $  10,885  $ 260,885     $        -      $       -          0.0%
Kitty Hawk Cargo             250,000       4,242    254,242              -              -          0.0%
Kitty Hawk Aircargo          250,000      45,403    295,403              -              -          0.0%
Kitty Hawk International     250,000      37,247    287,247              -              -          0.0%
Kitty Hawk Charters          250,000       9,528    259,528          4,630            170          1.8%
Longhorn Solutions           250,000         100    250,100             83              0          0.0%
Aircraft Leasing             250,000           -    250,000              -              -
American International
Travel                       250,000         110    250,110              8              0          0.0%
Flight One Logistics         250,000           -    250,000              -              -
OK Turbines                  250,000         113    250,113              1              0          0.0%
                                       ---------                ----------      ---------
                                       $ 107,628                $    4,721      $     170          0.2%
                                       =========                ==========      =========

                                                                     (3)
                                        ------------------------------------------------------------
                                             Pro-Rata Distribution of 14% Equity Interest in the
                                                              Reorganized Debtor
                                        ------------------------------------------------------------
                                            Value of Equity of the         Value of Equity of the
                                               Reorganized Debtor             Reorganized Debtor
                                          Estimated at $12.9 million     Estimated at $16.6 million
                                        -----------------------------   ----------------------------



                                         Estimated $   Estimated %       Estimated $   Estimated %
                                         Recovery of   Recovery of       Recovery of   Recovery of
                                            Claim         Claim             Claim         Claim
                                        ---------------------------    ----------------------------
Kitty Hawk, Inc.                            $    183        1.7%         $    235         2.2%
Kitty Hawk Cargo                                  71        0.7%               92         0.8%
Kitty Hawk Aircargo                              762        7.0%              980         9.0%
Kitty Hawk International                         625        5.7%              804         7.4%
Kitty Hawk Charters                              160        1.5%              206         1.9%
Longhorn Solutions                                 2        0.0%                2         0.0%
Aircraft Leasing                                   -        0.0%                -         0.0%
American International Travel                      2        0.0%                2         0.0%
Flight One Logistics                               -        0.0%                -         0.0%
OK Turbines                                        2        0.0%                2         0.0%
                                            --------                     --------
                                            $  1,806        1.7%         $  2,324         2.2%
                                            ========                     ========


Estimated Value of Reorganized Debtor       $ 12,900                     $ 16,600
% of Shares allocated to Class 7 Claims           14%                          14%
                                            --------                     --------
 Estimated Value of Shares allocated to
  Class 7 Claims                            $  1,806                     $  2,324
                                            ========                     ========

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(1) Information derived from the liquidation analysis that was included as
Exhibit B to the Disclosure Statement in Support of the Debtors' Amended Joint Plan of Reorganization dated May 10, 2002.

(2) Balances represent the Estimated Recovery to Unsecured Trade Creditors utilizing the assumptions outlined in the Debtors' liquidation analysis. Note that the net liquidation proceeds do not reflect the costs of the Chapter 7 Administrative Expenses or any estimated proceeds from settlement of the Termination for Convenience Claim against the U.S. Postal Service.

(3) Balances represent the pro-rata distribution of the 14% equity interest in the Reorganized Debtors assuming the range of values outlined in the Amended Disclosure Statement in support of the Debtors' Amended Joint Plan of Reorganization dated May 10, 2002. The Debtors estimate that the Kitty Hawk common stock to be issued pursuant to the Plan will have an aggregate value of $12.9 - $16.6 million.

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